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                                                                     EXHIBIT 2.3


                               PURCHASE AGREEMENT

         This Purchase Agreement dated as of August 6, 1999 is among Mom 'n' Pop's Country Ham, LLC, a North Carolina limited liability company ("Mom 'n' Pop's"), Pierre Foods, LLC, another North Carolina limited liability company ("Seller") and a member-manager of Mom 'n' Pop's, Fresh Foods, Inc., a North Carolina corporation ("Fresh Foods") and the sole member-manager of Seller, and Hoggs, LLC, a North Carolina limited liability company ("Buyer").

         WHEREAS, the parties consider it advisable and in their mutual best interest that Seller sell to Buyer all of the issued and outstanding membership interests in Mom 'n' Pop's owned by Seller, and that Buyer buy same from Seller, on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, the parties do hereby agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

         As used in this Agreement, the terms identified in this Article shall have the meanings indicated.

         1.1 AFFILIATE: a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, within the meaning of Rule 144(a)(1) under the Securities Act of 1933, as amended.

         1.2 AGREEMENT: this Purchase Agreement, including the Schedules and Exhibits hereto.

         1.3 CLOSING: the consummation of the purchase of all of the Equity in Mom 'n' Pop's by Buyer from Seller, and the sale of all issued and outstanding Equity in Mom 'n' Pop's by Seller to Buyer, as contemplated by this Agreement.

         1.4 CLOSING DATE: August 6, 1999, or such other date for the Closing upon which the parties may agree.

         1.5 ENVIRONMENTAL LAW: any statute, law, code, regulation, order, notice, rule or ordinance, or any requirement, restriction, limitation, condition or obligation contained therein, including any and all plans, orders, decrees, judgments and notices issued, entered, promulgated or approved thereunder, purporting to regulate the use, misuse, pollution or preservation of land, air or water resources, including (without limitation) those purporting to regulate building or planning, industrial buildings, plants or equipment or health or safety, as such are related to environmental matters.

         1.6 EQUITY: all of the issued and outstanding membership interests in Mom 'n' Pop's (as defined in the Mom 'n' Pop's operating agreement as amended to the date hereof) owned by Seller.


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         1.7 ISSUER CONTROL AGREEMENT: the issuer control agreement among Buyer,
Seller and all of the members of Buyer, substantially in the form attached hereto as EXHIBIT A.

         1.8 LIEN: any lien, mortgage, security interest, pledge, charge, claim, equity, reservation or other encumbrance of any kind.

         1.9 MATERIAL ADVERSE CHANGE: with respect to a Person, a material adverse change in the business, condition (financial or otherwise), operations or prospects of such Person.

         1.10 MATERIAL ADVERSE EFFECT: with respect to a Person, a material adverse effect on the business, condition (financial or otherwise), operations or prospects of such Person.

         1.11 NOTE: Buyer's promissory note in the principal amount of $985,050, substantially in the form attached hereto as EXHIBIT B.

         1.12 PERSON: an individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, an unincorporated organization, a government or a political subdivision thereof.

         1.13 PLEDGE AGREEMENT: the pledge agreement by all of the members of Buyer in favor of Seller, substantially in the form attached hereto as EXHIBIT C.

         1.14 SELLER'S FACILITIES: all land, buildings, fixtures, improvements and other tangible property owned or leased by Mom 'n' Pop's or otherwise used by it in connection with the operation of its business.

         1.15 SELL-SIDE COMPANIES: Fresh Foods, Seller and Mom 'n' Pop's.

         1.16 TRADEMARK LICENSE: the perpetual, assignable, worldwide, royalty-free license to use that certain trademark used by Mom 'n' Pop's, substantially in the form attached hereto as EXHIBIT D.

                                   ARTICLE II
                                   THE CLOSING

         The Closing, effective for all purposes as of July 2, 1999, will occur at the offices of McGuire, Woods, Battle & Boothe LLP at 100 North Tryon Street, Suite 2900, Charlotte, North Carolina, commencing at 10:00 A.M., Charlotte time, on the Closing Date. At the Closing, Seller will sell the Equity to Buyer and Buyer will buy the Equity from Seller, in each case subject to satisfaction or waiver of the applicable Closing conditions specified in Article VII of this Agreement. Upon the Closing, Seller will execute and deliver the Trademark License to Buyer.


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                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF THE SELL-SIDE COMPANIES

         Fresh Foods and Seller jointly and severally represent and warrant to Buyer as follows:

         3.1 ORGANIZATION AND QUALIFICATION. Mom 'n' Pop's is duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the requisite power and authority to carry on its business as it is now being conducted. Mom 'n' Pop's is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification to do business in that jurisdiction is required by law, except for jurisdictions in which the failure to be so qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any of them. Seller has delivered to Buyer a true and complete copy of the operating agreement of Mom 'n' Pop's.

         3.2 CAPITALIZATION OF MOM 'N' POP'S. Mom 'n' Pop's has issued and outstanding capital consisting of (a) the Equity and (b) a 1% membership interest owned by James C. Richardson, Jr. The Equity is owned (of record and beneficially) by Seller free and clear of any Liens. The Equity was duly authorized and validly issued. No membership interests in Mom 'n' Pop's are reserved for issuance, nor are there issued or outstanding any options, warrants, convertible securities or other rights, agreements or commitments to issue or acquire any such membership interests.

         3.3 NO SUBSIDIARIES OR INVESTMENTS. Mom 'n' Pop's owns no capital stock or other securities issued by any Person.

         3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. This Agreement has been duly and validly executed and delivered by each of Seller and Fresh Foods and constitutes a legal, valid and binding agreement of each of them, enforceable against each of them in accordance with its terms. Each of Seller and Fresh Foods has all requisite power and authority to enter into this Agreement. Seller has all requisite corporate power and authority to consummate the transactions contemplated hereby. No other action is required on the part of either of Fresh Foods or Seller to authorize any of Fresh Foods or Seller to consummate the transactions contemplated hereby.

         3.5 ABSENCE OF BREACH; NO CONSENTS. The execution and delivery of this Agreement by each of Fresh Foods, Seller and Mom 'n' Pop's does not, and the performance by them of their obligations hereunder will not, (a) result in a breach of any provision of the operating agreement of Mom 'n' Pop's or Seller or the charter or bylaws of Fresh Foods; (b) violate any law, rule or regulation of any State or the United States, or of any foreign jurisdiction, or any order, writ, judgment, injunction, decree, determination or award of any court or other authority having jurisdiction over any of Fresh Foods, Seller or Mom 'n' Pop's or any of their material properties, or cause the suspension or revocation of any authorization, consent, approval or license presently in effect that affects or binds any of Fresh Foods, Seller or Mom 'n' Pop's or any of their material properties, except, with respect to all matters described in this subsection
(b), to the extent that such




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violation would not reasonably be expected to have a Material Adverse Effect on
Mom 'n' Pop's; (c) except as contemplated by Section 7.3(d) of this Agreement, result in a material breach of or default under any material indenture or loan or credit agreement or other material agreement or instrument to which Fresh Foods or Seller or Mom 'n' Pop's is a party or by which it or they or any of its or their material properties are affected or bound; (d) require the authorization, consent, approval or license of any Person of such a nature that the failure to obtain the same would have a Material Adverse Effect on Mom 'n' Pop's; or (e) constitute grounds for the loss or suspension of any material permit, license or other authorization used by Mom 'n' Pop's.

         3.6 COMPLIANCE WITH LAWS. Mom 'n' Pop's is in compliance with all laws applicable to its business, including all applicable Environmental Laws and all SEC rules and regulations, except for instances of noncompliance that have not resulted in, and are not reasonably likely to result in, a Material Adverse Effect on Mom 'n' Pop's.

         3.7 COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. The consolidated financial statements of Fresh Foods as of March 6, 1999 and for the fiscal year then ended, as filed by Fresh Foods with the SEC in Fresh Foods' Annual Report on Form 10-K for its fiscal year ended March 6, 1999, were prepared in conformity with generally accepted accounting principles, applied on a consistent basis, and are correct and complete and present fairly the financial condition of Fresh Foods as of March 6, 1999 and the results of operations of Fresh Foods for the fiscal year then ended.

         3.8 TAXES. Fresh Foods, Seller and Mom 'n' Pop's have filed or caused to be filed all federal, state, local and foreign income and other tax returns, reports and declarations that are required by applicable law to be filed by them (except to the extent that failure to file is not reasonably likely to have a Material Adverse Effect on Mom 'n' Pop's) and have paid, or made full and adequate provision for the payment of, all federal, state, local and foreign income and other taxes properly due for the periods covered by such returns, reports and declarations, except for taxes the nonpayment of which is not reasonably likely to have a Material Adverse Effect on Mom 'n' Pop's.

         3.9 TITLE TO REAL AND PERSONAL PROPERTY. Except as disclosed in
SCHEDULE 3.9 or as contemplated by Section 7.2(d) of this Agreement, Mom 'n' Pop's has good and marketable title to, or valid leasehold interests in, all real property and personal property used by it in the conduct of its business, free and clear of all Liens, except Liens for taxes not yet due and minor imperfections of title and encumbrances, if any, which, singly and in the aggregate, are not substantial in amount and do not detract materially from the value of the property subject thereto or impair materially the use thereof.

         3.10 NO INJUNCTIONS. There is not in effect any preliminary or permanent injunction or other order by any federal or state authority prohibiting the consummation of the transactions contemplated hereby.



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                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Sell-Side Companies as follows:

         4.1 ORGANIZATION AND QUALIFICATION. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the requisite power and authority to carry on its business as it is now being conducted. Buyer has delivered to Seller a true and complete copy of the operating agreement of Buyer.

         4.2 OWNERSHIP. Buyer has authorized capital consisting solely of membership interests of a single class and series, all of which are owned (of record and beneficially) by James C. Richardson, Jr., A. Eugene Houston, Richard
D. Page and Brian D. Davis free and clear of any Liens. All such membership interests have been duly authorized and validly issued.

         4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms. Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The members of Buyer have, subject to the terms and conditions set forth herein, approved this Agreement and the transactions contemplated hereby. No other action is required on the part of Buyer or the members of Buyer to authorize Buyer to consummate the transactions contemplated hereby.

         4.4 ABSENCE OF BREACH; NO CONSENTS. The execution and delivery of this Agreement by Buyer do not, and the performance by Buyer of its obligations hereunder will not, (a) result in a breach of any provision of the operating agreement of Buyer; (b) violate any law, rule or regulation of any State or the United States, or of any foreign jurisdiction, or any order, writ, judgment, injunction, decree, determination or award of any court or other authority having jurisdiction over Buyer or any of its properties, or cause the suspension or revocation of any authorization, consent, approval or license presently in effect that affects or binds Buyer or any of its properties; (c) result in a breach of or default under any loan or credit agreement or other agreement or instrument to which Buyer is a party or by which it or any of its properties are affected or bound; or (d) require the authorization, consent, approval or license of any Person.

         4.5 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with this Agreement or the transactions contemplated hereby, or any related transaction, based upon any agreement, written or oral, made by or on behalf of Buyer or any of Buyer's Affiliates.

                                    ARTICLE V
                      COVENANTS OF THE SELL-SIDE COMPANIES

         5.1 BEST EFFORTS; GOOD FAITH. Subject to the terms and conditions herein provided and to





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applicable fiduciary duties, each of Fresh Foods, Seller and Mom 'n' Pop's agrees to use its best efforts to take or cause to be taken all such actions necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Article VII and to consummate the transactions contemplated by this Agreement, including the execution of any additional documents necessary to consummate the transactions contemplated hereby. Seller agrees to notify Buyer immediately of any event or circumstance that occurs that reasonably could be expected to result in a Material Adverse Effect on Buyer or Seller or that might result in Seller's failure to effect the Closing or a delay in respect thereof.

         5.2 EXPENSES. Whether or not the Closing occurs, all costs and expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller except as otherwise provided herein.

         5.3 CONDUCT OF BUSINESS PENDING THE CLOSING. The Sell-Side Companies covenant and agree with Buyer that, prior to the Closing, unless Buyer shall otherwise consent in writing, except as otherwise contemplated by this
Agreement:

         (a) The Sell-Side Companies will not cause Mom 'n' Pop's to (1) amend or restate its operating agreement, or (2) split, combine or reclassify any of its equity interests or other securities, or declare, set aside or pay any dividend or other distribution on any of its equity interests or other securities, or make or agree or commit to make any exchange for or redemption of any of its equity interests or other securities payable in cash, stock or property;

         (b) The Sell-Side Companies will not cause Mom 'n' Pop's to issue or agree to issue any equity interests in itself, or options, warrants or other rights of any kind to acquire any such equity interests, whether by purchase or conversion or exchange of other equity interests or other securities;

         (c) The Sell-Side Companies will not cause Mom 'n' Pop's to create, incur, assume or guarantee any indebtedness for borrowed money, except in the ordinary course of business and consistent with past practice;

         (d) The Sell-Side Companies will not cause Mom 'n' Pop's to acquire (by merger, consolidation or acquisition of equity interests or assets) any corporation, partnership or other organization or division thereof engaged in any business or any equity interest therein; and

         (e) The Sell-Side Companies will not cause Mom 'n' Pop's to enter into any contract, agreement, commitment or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subsections (a) through (d) above.

         (f) Fresh Foods will permit Mom 'n' Pop's employees to continue to participate in its health benefit plans (but not its 401(K) or employee stock purchase plan) from July 2, 1999 through the Closing Date.



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                                   ARTICLE VI
                               COVENANTS OF BUYER

         6.1 BEST EFFORTS; GOOD FAITH. Subject to the terms and conditions herein provided, Buyer agrees to use its best efforts to take or cause to be taken all such actions necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Article VII and to consummate the transactions contemplated by this Agreement, including the execution of any additional documents necessary to consummate the transactions contemplated hereby. Buyer agrees to notify Seller immediately of any event or circumstance that occurs or comes to Buyer's attention if and to the extent that a result of the event or circumstance, or of Buyer's knowledge of the same, might be Buyer's failure to effect the Closing or a delay in respect thereof.

         6.2 EXPENSES. Whether or not the Closing occurs, all costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer except as otherwise provided herein.

         6.3 PUBLICITY. Prior to the first to occur of the termination of this Agreement and the second business day following the Closing Date, any written news releases by Buyer pertaining to this Agreement or the Closing shall be submitted to Seller for review and approval prior to release and shall be released only in a form approved by Seller.

         6.4 MAINTENANCE OF RECORDS. Buyer agrees to maintain for seven years after the Closing Date the books, records and other documents of Mom 'n' Pop's as they exist on the Closing Date. Buyer agrees to afford to each of Fresh Foods and Seller and their accountants, legal counsel and other agents full access to such documents (to the extent that Fresh Foods or Seller can demonstrate a reasonable need for such access), during normal business hours, for seven years from the Closing Date.

         6.5 INDEMNIFICATION AND INSURANCE. (a) Buyer agrees to cause the operating agreement of Mom 'n' Pop's to continue to contain the provisions with respect to exculpation and indemnification of officers, directors, members and other Persons set forth therein on the date hereof, which provisions shall not be amended for six years after the Closing Date (except for amendments that do not affect adversely the rights of Persons at or prior to the Closing Date).

         (b) From and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller from and against any loss, damage, liability, cost or expense incurred in connection with any claim, action, suit, proceeding or investigation, including, without limitation, any proceeding brought by or on behalf of Mom 'n' Pop's, any of its predecessors or Buyer (collectively, "Claims"), arising from the acts or omissions of Mom 'n' Pop's at any time (whether before or after the date hereof or before or after the Closing Date) or the breach by Buyer of any representation and warranty, covenant or other agreement contained in this Agreement.

         (c) This Section is intended to be for the benefit of, and shall be enforceable by, the Seller and the Seller's successors and assigns. Buyer shall pay any and all Claims referred to in subsection (b) upon demand by Seller, it being understood and agreed that such a demand may




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precede the final disposition of the related Claim. The rights to indemnification hereunder are in addition to, and not in limitation of, any other rights to indemnification that Seller may have under applicable law or under the operating agreement of Buyer. This Section shall be binding upon Buyer and its successors and assigns.

         6.6 SHARED SERVICES. Buyer will reimburse Seller or Fresh Foods, as applicable, for any and all operating expenses incurred by Seller or Fresh Foods attributable to the operations of Mom 'n' Pop's following the effective date of the Closing, including, without limitation, telephone and utility expenses, payments pursuant to capital leases and equipment leases and expenses incurred in transferring personal property described in SCHEDULE 3.9 to Mom 'n' Pop's.

         6.7 EMPLOYEE BENEFITS. Following the Closing, in that the Closing shall be deemed to have occurred as of July 2, 1999, Buyer will reimburse Fresh Foods for the incremental cost incurred by Fresh Foods in permitting Mom 'n' Pop's employees to participate in Fresh Foods' health benefit plans from July 2, 1999 through the Closing.

         6.8 TRANSFER TAXES. Seller shall be responsible for satisfying any and all liabilities, costs and expenses arising from revenue stamp, transfer, excise and similar taxes arising, directly or indirectly, from the transfers or deemed transfers of ownership contemplated by this Agreement. Seller agrees to indemnify Buyer for any and all liabilities, costs and expenses incurred by Buyer in that regard.

         6.9 CONDUCT OF BUSINESS PENDING THE CLOSING. In connection with Fresh Foods' delegation to Buyer of the power and authority necessary to manage Mom 'n' Pop's prior to the Closing pursuant to the Binding Letter Agreement dated July 2, 1999 between Fresh Foods and Buyer, the Buyer covenants and agrees with the Seller that, prior to the Closing, unless Seller shall otherwise consent in writing, except as otherwise contemplated by this Agreement:

         (a) Buyer will cause Mom 'n' Pop's to conduct business in the ordinary and usual course, consistent with past practice;

         (b) Buyer will not cause Mom 'n' Pop's to authorize or make any capital expenditure;

         (c) Buyer will not cause Mom 'n' Pop's to (1) create, incur or assume or guarantee any indebtedness for borrowed money (other than pursuant to that certain Revolving Credit Agreement dated as of July 2, 1999 between Buyer and Fresh Foods), or (2) guarantee or otherwise assure the repayment of any such indebtedness;

         (d) Buyer will not cause Mom 'n' Pop's to incur any voluntary lien on any asset of Mom 'n' Pop's;

         (e) Buyer will not cause Mom 'n' Pop's to (1) issue or agree to issue any equity interests in itself, or options, warrants or other rights of any kind to acquire any such equity interests, whether by purchase or conversion or exchange of other equity interests or other




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securities, (2) merge or consolidate with any entity, or (3) make any material change in the business of Mom 'n' Pop's; and

         (f) Buyer will not cause Mom 'n' Pop's to enter into any contract, agreement, commitment or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subsections (b) through (e) above.

                                   ARTICLE VII
                               CLOSING CONDITIONS

         7.1 CONDITIONS TO OBLIGATIONS OF ALL PARTIES. The obligation of each party to effect the Closing shall be subject to satisfaction or waiver of the following conditions on or prior to the Closing Date:

         (a) Each party shall have received a copy, certified by the Secretary or an Assistant Secretary of Seller, of resolutions duly adopted (and not subsequently modified or rescinded) by Seller as the sole member-manager of Mom 'n' Pop's, by the terms of which resolutions such member-manager shall have approved this Agreement and authorized the transactions contemplated hereby.

         (b) Each party shall have received a copy, certified by the Secretary or an Assistant Secretary of Buyer, of resolutions duly adopted (and not subsequently modified or rescinded) by the members of Buyer, by the terms of which resolutions such Persons shall have approved this Agreement and authorized the transactions contemplated hereby.

         (c) There shall not be in effect any preliminary or permanent injunction or other order by any federal or state authority prohibiting the consummation of the transactions contemplated hereby.

         7.2 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to effect the Closing shall be subject to satisfaction or waiver of the following additional conditions on or prior to the Closing Date:

         (a) The representations and warranties of the Sell-Side Companies set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and, except in such respects as would not reasonably be expected to have a Material Adverse Effect on Mom 'n' Pop's, as of the Closing Date (as if made at such time).

         (b) The Sell-Side Companies shall have performed in all material respects the covenants and agreements required by this Agreement to be performed by them at or prior to the Closing.

         (c) Buyer shall have received from Fresh Foods an officer's certificate, executed by the President of Fresh Foods (in his capacity as such) and dated the Closing Date, confirming satisfaction of the conditions stated in paragraphs (a) and (b) above.



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         (d) Seller shall have conveyed to Mom 'n' Pop's the parcel of real estate upon which Mom 'n' Pop's operates its food processing business.

         7.3 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to effect the Closing shall be subject to satisfaction or waiver of the following additional conditions on or prior to the Closing Date:

         (a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and, except in such respects as would not reasonably be expected to have a Material Adverse Effect on Seller, as of the Closing Date (as if made at such time).

         (b) Buyer shall have performed in all material respects the covenants and agreements required by this Agreement to be performed by it at or prior to the Closing.

         (c) Seller shall have received from Buyer a member-manager's certificate, executed by James C. Richardson, Jr. (in his capacity as member-manager of Buyer) and dated the Closing Date, confirming satisfaction of the conditions stated in paragraphs (a) and (b) above.

         (d) Fresh Foods, Seller and Mom 'n' Pop's shall have received any and all necessary waivers and consents granted by their institutional lenders or shall have received amendments to their credit documents having the same effect.

         (e) Fresh Foods shall have received an opinion letter of Bowles Hollowell Conner, a division of First Union Capital Markets Corp., dated a recent date, endorsing the transactions contemplated by this Agreement.

         (f) Buyer shall have executed and delivered the Note to Seller.

         (g) The members of Buyer shall have executed and delivered the Pledge Agreement to Seller.

         (h) The Buyer and the members of Buyer shall have executed and delivered the Issuer Control Agreement to Seller.

         (i) The operating agreement of Buyer shall have been amended to include the provision set forth in EXHIBIT E to this Agreement and to eliminate any provisions inconsistent therewith.







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                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER

         8.1 TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

         (a) by written consent of Buyer and Seller;

         (b) by either Buyer or Seller in the event of a material misrepresentation, material breach of warranty or material breach of covenant or other agreement by the other party, which representation, warranty, covenant or agreement is contained in this Agreement (and which breach has not been cured within fifteen days following receipt of written notice thereof by the breaching party);

         (c) by Seller in the event that the Closing shall not have occurred by 11:59 P.M., Eastern time, on the 21st day following the date of this Agreement, provided that the nonoccurrence of the Closing by such time is not caused by a material misrepresentation or a material breach of this Agreement by Seller; or

         (d) by Buyer in the event that the Closing shall not have occurred by 11:59 P.M., Eastern time, on the sixtieth day following the date of this Agreement, provided that the nonoccurrence of the Closing by such time is not caused by a material misrepresentation or a material breach of this Agreement by Buyer.

         8.2 CONSEQUENCES OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and of no effect, without any liability on the part of any party hereto, or its Affiliates, directors, officers, members or shareholders, other than pursuant to the provisions of this Article and of Sections 5.2 and 6.2, which shall survive such termination and abandonment; PROVIDED that termination of this Agreement pursuant to subsection (b) of Section 8.1 shall not relieve a party from liability for the misrepresentation or for the uncured breach of warranty, covenant or agreement giving rise to termination. The liability of a party may exceed the aggregate amount of such party's out-of-pocket expenses described below. In the event of the termination of this Agreement by Seller and the abandonment of the transactions contemplated by this Agreement pursuant to subsection (b) or (c) of Section 8.1, Buyer will pay to Seller, not later than ten days following delivery of notice of such termination and abandonment to Buyer, the aggregate amount of Seller's documented legal, investment banking, accounting and other out-of-pocket expenses incurred in pursuit of the transactions contemplated by this Agreement (whether incurred before or after the date hereof). In the event of the termination of this Agreement by Buyer and the abandonment of the transactions contemplated by this Agreement pursuant to subsection (b) or (d) of Section 8.1, Seller will pay to Buyer, not later than ten days following delivery of notice of such termination and abandonment to Seller, the aggregate amount of Buyer's documented legal, accounting and other out-of-pocket expenses incurred in pursuit of the transactions contemplated by this Agreement (whether incurred before or after the date hereof). Any and all payments made




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pursuant to this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated for such purpose by the recipient in its notice of termination and abandonment.

         8.3 AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

         8.4 WAIVERS. To the extent permitted by applicable law, the Sell-Side Companies or Buyer may at any time (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 SURVIVAL. The representations, warranties, covenants, indemnities and other agreements of the parties made in and pursuant to this Agreement shall not survive the Closing, except for covenants and agreements that, by their terms, are to be performed after the Closing Date.

         9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given if delivered personally or sent by facsimile transmission or by registered or certified mail (postage prepaid), addressed as follows (or to such other address for a party as shall be specified by like notice given at least seven days prior thereto):

         if to any or all of the Sell-Side Companies, then to:

                                    Mr. David R. Clark
                                    Fresh Foods, Inc.
                                    361 2nd Street, NW
                                    Hickory, NC 28601
                                    Fax: (828) 304-2330

         with a copy (which shall not constitute notice) to:

                                    Sandra Copenhaver Simos, Esq.
                                    McGuire, Woods, Battle & Boothe LLP
                                    Bank of America Corporate Center
                                    100 North Tryon Street, 29th Floor
                                    Charlotte, NC 28202
                                    Fax: (704) 373-8837
         if to Buyer, then to:

                                    Mr. James C. Richardson, Jr.
                                    Hoggs, LLC
                                    3437 East Main Street
                                    Claremont, NC  28610
                                    Fax: (828) 304-2330

         with a copy (which shall not constitute notice) to:

                                    Charles R. Young, Esq.
                                    Tate, Young, Morphis, Bach & Taylor, L.L.P.
                                    First Lawyers Building
                                    400 Second Avenue, N.W.
                                    Hickory, NC  28603-2428
                                    Fax:  (704) 322-2023

All such notices and communications shall be considered as having been duly given at the time delivered by hand, if delivered personally; when receipt confirmed, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by an overnight air courier service guaranteeing next-day delivery.

         9.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.4 MISCELLANEOUS. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between and among the parties, or any of them, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the parties after the date hereof; (b) except for Section 6.5, is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed by and construed in accordance with the laws of the State of North Carolina. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which together shall constitute one agreement.

                        [SIGNATURES APPEAR ON NEXT PAGE]







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

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first written above.

PIERRE FOODS, LLC

By:   FRESH FOODS, INC.,
      its sole member-manager

      By: /s/ David R. Clark
          ----------------------------------
          David R. Clark
          President


MOM 'n' POP'S COUNTRY HAM, LLC

By:   PIERRE FOODS, LLC,
      its sole member-manager

      By:  FRESH FOODS, INC.,
           its sole member-manager

           By: /s/ David R. Clark
               ------------------------------
               David R. Clark
               President

FRESH FOODS, INC.


By: /s/ David R. Clark
    -----------------------------------------
    David R. Clark
    President

HOGGS, LLC


By: /s/ James C. Richardson, Jr.
    -----------------------------------------
    James C. Richardson, Jr.
    Member-Manager

                   (SCHEDULES AND EXHIBITS HAVE BEEN OMITTED.
        THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY TO THE COMMISSION,
         UPON REQUEST, A COPY OF ANY SUCH OMITTED SCHEDULE OR EXHIBIT.)